Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FOURTH QUARTER 2011 RESULTS

Financial Highlights:

•	Revenue of $70.2 million, a decrease of 14.1% from $81.7 million in 3Q11 and a decrease of 4.0% from $73.1 million in 4Q10.

•	Gross margin of 57.7%, compared to 58.6% in 3Q11 and 62.7% in 4Q10.

•
Net income of $0.34 per diluted share, compared to net income of $0.11 per diluted share in 3Q11 and net income of $0.11 per diluted share in 4Q10. 4Q11 financial results include approximately $35.1 million ($0.29 per diluted share) of income tax benefit, $1.1 million of restructuring related charges and $0.5 million of acquisition related costs. 3Q11 financial results included approximately $1.8 million of restructuring related charges and a $0.9 million tax settlement benefit.

HILLSBORO, OR - January 26, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter ended December 31, 2011. Results for the fourth quarter of 2011 reflect the Company's acquisition of SilionBlue Technologies Ltd. (“SiliconBlue”) on December 16, 2011.

For the fourth quarter, revenue was $70.2 million, a decrease of 14% from the $81.7 million reported in the prior quarter, and a decrease of 4% from the $73.1 million reported in the same quarter a year ago. FPGA revenue for the fourth quarter was $22.1 million, a decrease from the $26.2 million reported in the prior quarter, and a decrease from the $24.4 million reported in the same quarter a year ago. PLD revenue for the fourth quarter was $48.1 million, a decrease from the $55.5 million reported in the prior quarter, and a decrease from the $48.7 million reported in the same quarter a year ago.

Net income for the fourth quarter was $40.9 million ($0.34 per diluted share), compared to a prior quarter net income of $13.3 million ($0.11 per diluted share) and net income of $13.9 million ($0.11 per diluted share) reported in the same quarter a year ago. In the fourth quarter of 2011, we recognized a tax benefit of $35.1 million ($0.29 per diluted share) related to the release of tax valuation allowance for certain deferred tax assets, based on an evaluation of the likelihood of use of these tax attributes due to the improvement in our operating results in 2011 and the implementation of a new global tax structure during the fourth quarter of 2011. The Company anticipates completing its global tax restructuring during the first quarter of 2012, which will result in a tax provision of approximately $10.8 million. Fourth quarter 2011 financial results include approximately $1.1 million of restructuring related charges, as compared to approximately $1.8 million of restructuring related charges included in the third quarter 2011 financial results. The fourth quarter of 2011 also included $0.5 million related to acquisition charges.

Darin G. Billerbeck, President and Chief Executive Officer, said, “We achieved approximately 7% revenue growth in 2011 compared to 2010, even with ongoing, broader market weakness and the macro softening of demand, primarily in the communications business. During this period of uncertainty, our primary focus is on controlling costs and our spending, and continuing to invest in new products and technologies, while managing our inventory. Our integration of the SiliconBlue acquisition is progressing well. Importantly, we believe this acquisition will accelerate our growth strategy in the Consumer market driven by its desire for longer battery life, more natural interfaces, increased functionality, smaller form factors and lower cost.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Total operating expenses were $34.8 million, including approximately $1.1 million in restructuring charges in the quarter. While most elements of our 2011 restructuring program are now substantially complete, we will incur restructuring charges in the first quarter of 2012 related to our previously discussed transfer of our operations to our low cost site in the Philippines. Gross margin for the fourth quarter was 57.7%, in line with our original guidance. This also includes the impact of SiliconBlue. We generated $10.3 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $210.1 million, reflecting our acquisition of SiliconBlue for approximately $63 million in cash. We concluded our stock repurchase program on October 20, 2011, having repurchased approximately 2.8 million shares during the term of the program at a cost of $16.4 million.”

Fourth Quarter 2011 Business Highlights:

•
Acquired SiliconBlue: Lattice extended its leadership position in the highly attractive mobile consumer and handheld market with its $63 million acquisition of SiliconBlue. The mobile consumer market for PLD's includes digital cameras, smartphones, eReaders, tablets, notebooks and netbooks. Key market growth trends include the drive for longer battery life, more natural interfaces, increased functionality, lower cost and reduced weight.

•
Shipped More Than 75 Million MachXO™ Programmable Logic Devices: Lattice has now shipped more than 75 million MachXO™ PLDs since their introduction. Widely adopted in a broad range of high volume, cost sensitive applications, customers worldwide are taking advantage of the MachXO™ PLD family's innovative combination of ease-of-use, flexibility, system integration and price. The MachXO™ PLD family's unique system integration benefits have continued to drive its widespread adoption in a broad range of low-density applications that require general purpose I/O expansion, interface bridging and power-up management functions.

•
All members Of Lattice's Award Winning MachXO2™ PLD Family Released To Production: The MachXO2™ PLD family consists of nine devices in 29 device/package combinations to satisfy a broad range of customer requirements.

•
MachXO2™ PLD Family Recognized by EDN Magazine as "Hot 100" Product: Recognition as a Hot 100 product is unique because there is no nomination process: instead, EDN's editors select from among thousands of new products that, in their judgment, are particularly noteworthy.

•
Shipped 15 Millionth Power Manager Device: Lattice's seven Power Manager devices have been broadly adopted in a wide range of high volume, cost sensitive applications because they enable board designers to integrate the multiple power management functions of a circuit board into a single programmable device. Integration reduces overall system cost by eliminating duplicate functions.

•
Announced New Release Of Lattice Diamond® Design Software: Release 1.4 of Lattice Diamond® design software will accelerate FPGA design optimization for low power and cost sensitive applications, and reduce time to market. Lattice Diamond 1.4 software enhances support for the MachXO2™ PLD family by providing final production timing, power models and bitstreams for the entire family, including the latest wafer-level chip scale packaged version of the LCMXO2-2000U and LCMXO2-1200U devices that are ideal for very high volume, cost- and power-sensitive applications.

Business Outlook - First Quarter 2012:

•	Revenue is expected to increase approximately 1% to 5% on a sequential basis.

•	Gross margin percentage is expected to be approximately 57% plus or minus 2%.

•
Total operating expenses are expected to be approximately $39.0 million, including approximately $0.8 million in restructuring charges and $0.9 million in acquisition related charges (primarily amortization of intangible assets).

•	Income will be affected by a tax provision of approximately $10.8 million primarily associated with the completion of the Company's new global tax structure.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the fourth quarter 2011 and business outlook for the first quarter 2012 on Thursday, January 26, 2012 at 5:00 p.m. EST. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 41340129. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on February 2, 2012, by telephone at 1-404-537-3406. To access the replay, use conference identification number 41340129. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - First Quarter 2012” relating to expected revenue, gross margin, total operating expenses, projected restructuring charges, projected acquisition related charges, and projected tax provision; the completion and effects of our global tax restructuring; the effects of our acquisition of SiliconBlue, including the acceleration of our growth strategy in the Consumer market; our continued focus on controlling costs and spending, investing in new products and technologies, and managing inventory. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,”

“intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, the ability to supply products to customers in a timely manner or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of restructuring charges and compensation charges due to stock price changes. Restructuring charges may vary from the estimate on the basis of the timing and scope of the restructuring. In addition, our results could vary due to our acquisition of SiliconBlue. We have not had experience operating SiliconBlue or projecting its operating results. The acquisition of a new company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours.Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges, or issues with integrating SiliconBlue, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, and programmable Power Management solutions. For more information, visit www.latticesemi.com. Follow Lattice via Facebook, RSS and Twitter.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year ended
	December 31, 2011	October 1, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Revenue	$70,170	$81,720	$73,080	$318,366	$297,768

Costs and expenses:
Cost of products sold	29,707	33,866	27,239	129,769	117,943
Research and development	16,085	16,999	15,672	71,855	60,326
Selling, general and administrative	17,121	16,809	16,738	68,838	64,359
Acquisition related charges (1)	536	—	—	536	—
Restructuring (2)	1,097	1,760	(30)	6,079	11
	64,546	69,434	59,619	277,077	242,639
Income from operations	5,624	12,286	13,461	41,289	55,129

Other income, net (3)	255	248	558	1,434	2,474
Income before (benefit) provision for income taxes	5,879	12,534	14,019	42,723	57,603
(Benefit) provision for income taxes (4)	(35,066)	(803)	140	(35,509)	531
Net income	$40,945	$13,337	$13,879	$78,232	$57,072

Net income per share (5):
Basic	$0.35	$0.11	$0.12	$0.66	$0.49
Diluted	$0.34	$0.11	$0.11	$0.65	$0.48

Shares used in per share calculations (5):
Basic	117,528	117,926	117,907	117,875	116,726
Diluted	120,473	120,627	121,215	121,139	120,143
______________________
Notes:

(1)
The Company recorded consulting and legal costs of $0.4 million and amortization of intangible assets of $0.1 million associated with customer relationships and developed technology in the acquisition of SiliconBlue, from the acquisition date, December 16, 2011 through December 31, 2011.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(3)
During the first quarter of fiscal 2011 and the second quarter of fiscal 2010, the Company recognized a gain on the sale of certain auction rate securities of $0.6 million and a gain on the sale of real estate of $0.7 million, respectively.

(4)
In the fourth quarter fiscal 2011, we recognized a tax benefit of $35.2 million related to the release of tax valuation allowance for certain deferred tax assets, following our evaluation about the likelihood of using these tax attributes in the future in light of the significant improvement in our operating results in 2011 and the effects of our global tax restructuring, which will be completed in 2012. In the third quarter of fiscal 2011 a tax benefit was recorded in connection with the settlement of IRS proposed adjustments for the Company's income tax returns for 2001 and 2002.

(5)	For all periods presented the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$210,134	$238,220
Accounts receivable, net	36,993	41,188
Inventories	37,278	37,333
Other current assets	15,517	8,648
Total current assets	299,922	325,389

Property and equipment, net	41,113	39,322
Long-term marketable securities	6,946	10,232
Other long-term assets	11,579	2,744
Intangible assets, net of amortization (1)	18,426	—
Deferred income taxes	45,130	—
Goodwill (1)	44,808	—
	$467,924	$377,687

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$41,215	$38,648
Deferred income and allowances on sales to sell-through distributors	10,761	15,692
Total current liabilities	51,976	54,340

Other long-term liabilities	22,387	4,625
Total liabilities	74,363	58,965

Stockholders' equity	393,561	318,722
	$467,924	$377,687

(1)	The Company is in the process of finalizing the purchase price accounting for the December 16, 2011 acquisition of SiliconBlue.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	4Q11	3Q11	4Q10
Operations Information
Percent of Revenue
Gross Margin	57.7%	58.6%	62.7%
R&D Expense	22.9%	20.8%	21.4%
SG&A Expense	24.4%	20.6%	22.9%

Depreciation and amortization (in thousands)	4,084	4,089	3,850
Capital Expenditures (in thousands)	4,309	1,383	5,325
Stock Compensation Expense (in thousands)	1,588	1,687	1,046

Balance Sheet Information
Current Ratio	5.8	5.7	6.0
A/R Days Revenue Outstanding	47	59	51
Inventory Months	3.8	3.1	4.1

Revenue% (by Product Family)
PLD	69%	68%	67%
FPGA	31%	32%	33%

Revenue% (by Product Classification)
New	50%	48%	43%
Mainstream	27%	27%	30%
Mature	23%	25%	27%

Revenue% (by Geography)
Asia	64%	64%	66%
Europe (incl. Africa)	19%	20%	19%
Americas	17%	16%	15%

Revenue% (by End Market)
Communications	42%	44%	46%
Industrial & Other	30%	31%	29%
Computing	15%	13%	13%
Consumer	13%	12%	12%

Revenue% (by Channel)
Distribution	65%	61%	59%
Direct	35%	39%	41%

New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE, iCE40, iCE65

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs